Exhibit 99.1

THOMSON REUTERS STREETEVENTS

EDITED TRANSCRIPT

IMH - Q4 2016 Impac Mortgage Holdings Inc Earnings Call

EVENT DATE/TIME: FEBRUARY 24, 2017 / 05:00PM GMT

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CORPORATE PARTICIPANTS

Justin Moisio Impac Mortgage Holdings, Inc. - IR

Joe Tomkinson Impac Mortgage Holdings, Inc. - Chairman and CEO

Bill Ashmore Impac Mortgage Holdings, Inc. - President and COO

CONFERENCE CALL PARTICIPANTS

Trevor Cranston JMP Securities - Analyst

Brock Vandervliet Nomura Securities - Analyst

Dwight Carlton UBS - Analyst

Chase Basta AWH Capital - Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the Impac Mortgage Holdings fourth- quarter 2016 earnings conference call. (Operator Instructions) As a reminder, this conference is being recorded.

I would like to introduce your host for today’s conference, Mr. Justin Moisio, Vice President Investor Relations. You may begin.

Justin Moisio  - Impac Mortgage Holdings, Inc. - IR

Thank you. Good morning, everyone. Thank you for joining Impac Holdings’ year-end 2016 earnings call. During this call we will make projections or other forward-looking statements in regards to but not limited to GAAP and taxable earnings, cash flows, interest-rate risk and market risk exposure, mortgage production and general market conditions. I would like to refer you to the business risk factors in our most recently filed Form 10-K under the Securities and Exchange Act of 1934.

These documents contain and identify important factors that could cause the actual results to differ materially from those contained in our projections or forward-looking statements. This presentation, including outlook and any guidance, is effective as of the date given and we expressly disclaim any duty to update the information herein.

I would like to get started by introducing Joe Tomkinson, Chairman and CEO of Impac Mortgage Holdings.

Joe Tomkinson  - Impac Mortgage Holdings, Inc. - Chairman and CEO

Good morning, everyone. Again, thank you for joining us this morning. With me in the office here is Bill Ashmore, our President and Chief Operating Officer; Todd Taylor, our Chief Financial Officer; and Ron Morrison, General Counsel for the Company.

I will begin with a brief review of the results for last year. Consistent with our previous earning releases, in order to get a better understanding of the Company’s operating results, we believe that it is more useful to discuss the adjusted operating income opposed to GAAP net earnings.

Adjusted operating income is operating income excluding the changes in the contingent considerations. Go ahead and take a look at the Company’s earnings release for a reconciliation between GAAP and the net earnings and adjusted operating income.

For 2016, adjusted operating income increased to $96.9 million or $6.52 per common share, as compared to $33.5 million or $2.56 per diluted share for 2015. In the fourth quarter of last year, the adjusted operating income increased by $24 million to $23.9 million or $1.37 per diluted common share, as compared to a loss of $593,000 or $0.04 per diluted common share in the fourth quarter of 2015.

In 2016, the total origination volume increased 40% to $12.9 billion as compared to $9.2 billion for 2015. Now the primary reason for the increase in the origination volume in 2016 was a result of our retail originations through our CashCall Mortgage division. Retailer originations represented approximately 75% of the total originations for 2016.

The brand recognition of CashCall Mortgage as a consumer-direct, best-priced option, which closes loans on an average in 15 days, allowed us to capitalize on the surge in the refinance activity that took place during 2016. As we expected and as is normal for this time of the year, the fourth-quarter origination volumes decreased from $4.2 billion in the third quarter to approximately $3.1 billion in the fourth quarter. This decrease was caused by an expected increase in interest rates, as well as the seasonality which occurs during this time period.

In 2016, we increased our margins by 58 basis points to 241 basis points, as compared to 183 basis points for 2015. This was a result of lower interest rate environment which allowed us to increase our loan origination volumes and our pipelines. In the fourth quarter of 2016, with the rise in interest rate the opposite occurred, as our margins declined to 210 basis points as compared to 268 basis points in the third quarter of 2016. Again, I want to emphasize that this was anticipated by the Company.

At the year-end we had increased our servicing portfolio by 31% from the third quarter of 2016, bringing our servicing portfolio to $12.4 billion. As a result of management’s strategic decision to retain its mortgage servicing rights during the low interest rate environment in 2016, our retained mortgage servicing rights increased to $131.5 million at the year-end, as compared to $87.4 million at the end of the third quarter, a $44 million pickup quarter over quarter.

The increase in the size of our servicing portfolio also resulted in a 33% increase in the servicing income in the fourth quarter over the third quarter, while the portfolio’s delinquencies continue to remain very low.

Through a very strong retention capability, we were able to take advantage of a low interest rate environment and generate stronger origination volumes. As a result, we created a very low weighted average coupon portfolio which, as previously mentioned, increased in value during the recent rise in interest rates. Currently, our servicing portfolio has increased to over $13 billion.

[In September of last year, we set a target for our portfolio to reach $11 billion by the end of 2016, and $20 billion for 2017. We surpassed our year-end target by nearly $2 billion, and we are on pace to reach our target for this year, if we retain all servicing] (corrected by company after the call).

At year-end, our $12.5 billion high credit quality servicing portfolio had a weighted average coupon of 3.7%, a weighted average LTV of 65%, and a weighted average FICO score of 741.

One of the risks of growing a servicing portfolio is the inevitable runoff that will occur for any originator. However, even though we experienced runoff of $3 billion, through our retention strategy we successfully recaptured and refinanced 76% of these prepayments, refinancing them back into our servicing portfolio. We believe that this is the highest level of retention percentages of any reporting originator.

Our growing MSR portfolio, coupled with our successful retention program and the expansion of the nonagency loan volumes and the geographic diversity, should position the Company well in any interest rate environment.

In 2016, the Company was successful in its objective to start restructuring its balance sheet. In January of last year, the Company exercised its option to convert a portion of its debt into common stock, increasing its book value by $20 million.

Additionally, during 2016 the Company raised approximately $5 million through an at-the-market transaction, or ATM, as an opportunistic and accretive way to raise capital. In September of last year, the Company completed a successful oversubscribed public offering providing net proceeds to the Company of approximately $42.6 million.

Lastly, in earlier this month the Company paid off its $30 million working line of credit and replaced it with a mortgage servicing rights financing facility, which on an annualized basis provides $1.3 million in interest expense savings. It also gives us the flexibility to increase or decrease financing as we see fit.

In addition, the Company was able to increase its book value by over $1 a share to $14.42 in the fourth quarter as compared to the third quarter. As expected, as a result of the seasonality and rising interest rates, the locked pipeline in the fourth quarter decreased to $558 million, and that is as of December 31, 2016.

However, during the first two months of this quarter, we have seen our locked pipeline grow to approximately $650 million, nearly a $100 million increase over the year-end. As the mix of products continues to shift to a higher percentage of nonagency and government loans, we expect the pipeline to continue to grow going into the second and third quarter this year as our nonagency loan volumes continue to expand.

For the last two, two and a half years, we have been saying that as interest rates rise, nonagency originations would become a more significant portion of our originations. In a higher rate environment, the nonagency loan product becomes a more desirable product because it caters to the purchase money market in that it’s guidelines allow for more qualified borrowers to be approved, thus reducing dependency on the refinance market.

This product will also be advantageous towards expanding the volumes in our correspondent and in our wholesale channels. We expect that the hallmark of 2017 will be the growth of this product throughout the industry. For two and a half years, the Company has been diligently working to redefine our guidelines and develop a secondary market for these products. Not only have we been able to sell this product successfully, but we have been long recognized as the leader in the nonagency loan space.

Through the first two months of 2017, we have already seen our nonagency loan pipeline increase over 15% from our year-end 2016 volume, contributing to the recent growth we have experienced in our overall pipeline.

In our business-to-business channels we are marketing our nonagency loan products as IQM, the intelligent qualified mortgage, and training our sales team on using the unique aspects of our IQM guidelines as sales tools. We are currently sponsoring training and seminars with our costumers which reviews those unique guideline aspects, teaches how to present those guidelines to realtors and other referral partners, and guides them through the potential underwriting pitfalls to ensure a smooth and a timely close.

In February alone, we have held 30 IQM training events in less than four weeks with over 950 attendees. We believe that these training events will be crucial to growing our nonagency volume in our business-to-business channels.

As the landscape of the mortgage industry changes in 2017, we expect there to be consolidation throughout the mortgage industry, and as a result of decreased volumes and increased competition. Therefore, taking advantage of possible M&A activity and creating further diversification of our product offering are very key components to our 2017 strategies.

Now let’s talk about the opportunities that exist on a go-forward basis. We anticipate during 2017 to supplement our mortgage originations to include acquisitions of existing purchase money mortgage operations and the expansion into the consumer financial asset origination channels that will be synergistic to our core businesses. Any acquisitions will be targeted to supplement our geographic and the nonagency loan originations in our mortgage lending business, while the consumer lending opportunities will expand our origination capabilities into other consumer asset classes.

With the aforementioned consolidation in the mortgage lending industry, we believe that there will be a number of key strategic acquisitions that we would be in a prime position to execute on in 2017. Any possible acquisition would be based on a targeted approach to better infill areas of our lending operations that could be further improved, such as geographic expansion and product offering.

2017 should be an exciting year for the Company, and we are eager to increase shareholder value through our different strategic efforts.

That concludes my comments, and I would now like to open up the forum to any questions that folks may have. Thank you.

QUESTION AND ANSWER

Operator

(Operator Instructions) Trevor Cranston, JMP Securities.

Trevor Cranston  - JMP Securities - Analyst

Thanks, and congratulations on a very good 2016. First question, the retail refi business was obviously a very big contributor to your 2016 results, and I think most people have probably seen kind of what the industry projections are for refi volumes going forward in 2017.

Can you talk a little bit about your outlook or your target in terms of total volumes that you think you can do in 2017, excluding the possibility of any potential acquisitions?

Joe Tomkinson  - Impac Mortgage Holdings, Inc. - Chairman and CEO

Okay. I am going to let Bill answer the volume question, and then I may have something anecdotally to answer — to add to that. Bill?

Bill Ashmore  - Impac Mortgage Holdings, Inc. - President and COO

Okay, Joe. Yes, right now — and again, we think these are very achievable — we are going to be in the $9 billion to $10 billion range, but with the mix of business is going to be different. We have already seen a significant uptick and, again, a wider margin product and a CashCall Mortgage, which was predominantly refinanced. They are already seeing a significant increase in the FHA VA business, which they did a very small portion of that last year. That is up around 20% plus of their current volume.

They also are expanding the volumes in the non-QM area, which also provide continued wider margin products, albeit lower volume levels, but we think we can grow on those.

If you have been listening to the air waves, we have been pretty aggressive in terms of offering mortgage and payment solutions for borrowers out there, and that has been a very good campaign so far. So we have got active call campaigns going on on that.

In addition to that, in our business-to-business as Joe mentioned, we have a significant uptick in the interest in our B2B. And we have seen probably in that particular portion of the business upwards of a 40% increase in applications from where the run rate was at the end of last year, and increasing every day.

Along with that, we will be incorporating a higher level of technology across all of our origination channels, which we believe a key for this year is going to increase the mortgage experience for both our mortgage partners in addition to the consumer direct area, to be able to more efficiently be able to process those applications and those requests. So hopefully, that answers your question.

Trevor Cranston  - JMP Securities - Analyst

Yes, that is very helpful. To follow up on the —.

Joe Tomkinson  - Impac Mortgage Holdings, Inc. - Chairman and CEO

This is Joe again. I want to — I want to kind of emphasize something. There has been a pent-up demand for liquidity for an awful long time. The market in the past several years has forgotten about the self-employed, forgotten about the entrepreneur. When I say forgotten about it, it has been very difficult for those individuals to secure financing.

And as we have seen in the past when you have a rising interest rate like we are beginning to see, although the rise is de minimis at best, you also see an increase in the sales activity in certain real estate markets, and we have been predicting that for two and a half years. That is why we don’t emphasize the refinance business. We emphasize that the next growth sector is going to be in the non-QM space or alt QM space, whatever you want to call it.

We think that we are perfectly suited or we are perfectly aligned for that. And so CashCall’s business in the refinance has fallen off, but as Bill said, it is now targeting a different section of the marketplace as is our B2B business. Now we are bringing a product that is very real estate friendly to the marketplace, and we will see an increase in that.

I mean, to give an the idea of the volumes that are out there, although we don’t see it right now, 10 years ago we were — 10, 11 years ago we were doing $2 billion a month of a very high quality — I think our average FICO score back then was 704. So it takes a while to spool it up, but we have been setting ourselves up to be in that marketplace again. And it always takes a little bit of time, but it is certainly there.

And in the secondary market, we are seeing more and more investors wanting to participate in the alt QM space. We are getting calls daily as to whether or not we will sell them our product. So we think that we are in a very, very good position on a go-forward basis. And the volumes may stumble a little bit. I don’t know exactly what the volumes will be, but I think by year-end we will be in pretty good shape. Does that help?

Trevor Cranston  - JMP Securities - Analyst

Yes, that is very helpful color. So maybe as a follow-up to the opportunity on the non-QM or non-agency side, which obviously sounds like it has the potential to be pretty significant, I think you guys have previously mentioned having a target for this year of doing something like $1 billion. Is that still what you are sort of working with within that $9 billion to $10 billion total forecast?

Joe Tomkinson  - Impac Mortgage Holdings, Inc. - Chairman and CEO

Well, I don’t like to predict the numbers. Bill likes to predict numbers. I am not going to comment on that. If we hit $1 billion, that would be great; if we hit $2 billion, that would be great. We are certainly set to, and we have the investors in place, that we could do that. But it takes a while to build the demand, just like anything else.

Trevor Cranston  - JMP Securities - Analyst

Okay, fair enough. And then a question on the servicing portfolio. So you mentioned, obviously, that you had beat your target in terms of growth of the portfolio by year-end, and said you were on pace to meet your $20 billion target by June of this year. It seems like, looking at the $20 billion number kind of versus where the current portfolio is, that you would need a pretty large origination number to get there if it was going to be through organic retention.

Are you guys also looking at acquiring servicing from other originators that might be looking to sell, given the backup in rates?

Joe Tomkinson  - Impac Mortgage Holdings, Inc. - Chairman and CEO

Well, when I said that we are on target, right now we are on target. But will we make it by June of this year? Not quite sure about that, but we are very opportunistic and there have been opportunities for us to acquire portfolios. As a matter of fact, I bid on one that was — what was it, $14 billion - and we looked at it and we put a number on it, and someone that was hungrier than us overpaid for it. So when I say we are on target, we are moving in that direction. Let me put it that way.

We are very opportunistic and we think that there is going to be a lot of good opportunities. In fact, there are a lot of opportunities out there right now. Does that help?

Trevor Cranston  - JMP Securities - Analyst

Yes, that is great. Appreciate the color. Thank you, guys.

Operator

Brock Vandervliet, Nomura Securities.

Brock Vandervliet  - Nomura Securities - Analyst

Thanks for taking my question. So a number of companies are approaching non-QM, and just to distinguish your efforts, what does an average loan kind of look like in terms of debt to income, LTV, FICO? Can you give us a sense of that?

Joe Tomkinson  - Impac Mortgage Holdings, Inc. - Chairman and CEO

Yes, I’m going to turn that over to Bill. Bill, do you want to —?

Bill Ashmore  - Impac Mortgage Holdings, Inc. - President and COO

Hey, Brock. So a couple things. Number one, what we found is that this particular loan — the first thing you want to do is you want to afford a better experience to both the broker, the banker, and the borrower. We are not having any problem necessarily getting the loans being originated, but what is going to be the scalability portion of this, meaning being able to do the volumes that Joe is talking about, is to deliver a much better experience to those borrowers, bankers, brokers as you process that loan through the system.

So the first thing is that we have been working on is developing a system through our technologies and through our processes. And then with, as Joe mentioned, through this very enhanced business development unit that is reaching out to — on average now, it is going to be over 1000 people per month. Those are all LOs that we are reaching out, and we are going to expand that.

And that is going to be a very extensive training, in terms of getting them so that they have higher levels of positive experiences for their borrowers and for their real estate brokers. Secondarily, to give you an idea of what we have been originating, it’s about a 740 FICO, about a 67% LTV. And the debt to income would be in the — for the ones that had a debt-to-income ratio, because we have a program that is an investor loan that doesn’t require a debt-to-income ratio, is in the higher 30% 38%, 39% DTI.

Most of those loans being originated are under a bank statement program where we would receive bank statements. We do not receive tax returns or W-2s or paycheck stubs. We look at the bank statements as Joe said, targeting mostly self-employed individuals.

The second program that is a high amount of volume is the investor program. This is for people that are proven investors and non-owners, and we offer what is called a commercial program for them. That is about 20% of the volume. And then the balance of the volume is coming into an agency near miss or a loan that is a traditionally documented loan that is falling out of agency guidelines that might have an interest only component. It might have a debt to income over 43% DTI; it might have multiple financed properties; it might have unwarrantable condos; things of that nature basically makes up the brunt of the program.

We also have other programs that are in the works that are targeted non-agency type originations that are going to fulfill the needs of what we are seeing the borrowers coming in. You have to remember, we are approaching $0.5 billion in originations of these loans over the last three years. We will probably hit that in the next month or so. And we have a lot of history now of not only loans that we approve but also loans that we decline, to better able to formulate refinement of existing programs and then the development of new programs.

Brock Vandervliet  - Nomura Securities - Analyst

Got it. And is the endgame ultimately to securitize, or do you plan to just continue to sell these on a full loan basis?

Joe Tomkinson  - Impac Mortgage Holdings, Inc. - Chairman and CEO

No, we have been servicing all of them, Brock.

Bill Ashmore  - Impac Mortgage Holdings, Inc. - President and COO

But I think we are going to be opportunistic on that, Brock. In terms of right now based on what the levels of interest is from our partners who are purchasing these loans, it is more advantageous for us to sell the loans on a released — or on a whole loan basis.

But based on the amount of securitizations that are going to be occurring throughout this year, we think that those opportunities will probably avail ourselves later on this year where there would be more involvement for impacting those in those securitizations. But right now, it is more advantageous for us to stick with selling the whole loans.

Brock Vandervliet  - Nomura Securities - Analyst

Got it, okay. And just lastly, switching gears to the overall personnel expense side of the equation, you had made some good progress taking out costs in Q4. I know the costs tend to lag revenue, [decel]. What do you think is a reasonable run rate for that, and/or do you expect expenses to —?

Joe Tomkinson  - Impac Mortgage Holdings, Inc. - Chairman and CEO

Brock, you are breaking up; we can barely hear you. Can you speak up? Hello? Did we lose him?

Operator

Yes, I’m showing that he disconnected.

Joe Tomkinson  - Impac Mortgage Holdings, Inc. - Chairman and CEO

He will rejoin us, hopefully.

Operator

Chase Basta, AWH Capital. Actually, Chase’s line has disconnected as well. (Operator Instructions)

Joe Tomkinson  - Impac Mortgage Holdings, Inc. - Chairman and CEO

Operator, did you inadvertently disconnect these folks?

Operator

No, sir.

Joe Tomkinson  - Impac Mortgage Holdings, Inc. - Chairman and CEO

Oh, okay.

Operator

[Dwight Carlton], UBS.

Dwight Carlton  - UBS - Analyst

Good morning. This is actually a question from my father to Joe. But my father was — I think you know Dave.

Joe Tomkinson  - Impac Mortgage Holdings, Inc. - Chairman and CEO

Sure.

Dwight Carlton  - UBS - Analyst

He was looking at the originations. It shows the correspondent channel had the least reduction by percentage compared to the other two there. And he was wondering how IMH is going to go about increasing the number of correspondents that are working for you, since that seems to be the most stable spot right now. Is that where you guys are generating the IQMs or whatever you call them now?

Joe Tomkinson  - Impac Mortgage Holdings, Inc. - Chairman and CEO

Well, there’s several names.

Dwight Carlton  - UBS - Analyst

Alt QM, IQM.

Joe Tomkinson  - Impac Mortgage Holdings, Inc. - Chairman and CEO

IQM, Alt QM.

Bill Ashmore  - Impac Mortgage Holdings, Inc. - President and COO

Nonagency.

Joe Tomkinson  - Impac Mortgage Holdings, Inc. - Chairman and CEO

Nonagency. Go ahead, Bill, you want to jump in.

Dwight Carlton  - UBS - Analyst

Is that where the Alt nonagency stuff is mostly coming from?

Bill Ashmore  - Impac Mortgage Holdings, Inc. - President and COO

Actually, right now the majority of it is coming from the broker network. And we are going to be — the correspondent network is a little bit slower to ramp up. And then CashCall which had not really concentrated on the nonagency up until recently, because they had overcapacity in the refinance market through year-end. As I mentioned earlier, we have got a mega-campaign out there at CashCall to do a significant amount of this, along with FHA.

So we’re going to see them becoming a much bigger component, but right now, broker business is. To answer part of your question is how we are planning to increase the overall business to business is that we are moving towards a hybrid platform on our TPO, so that our account executives which have been asking for the last couple of months, especially with the non-QM, they have correspondents in the correspondent area that would rather sell broker.

And they also have other brokers that the correspondent account executive knows that would like to be able to do business. We have basically isolated those two accounts up until basically rolling out a new viewpoint relative to a hybrid.

So we are going to be moving towards allowing our account executives in both correspondent and wholesale to be able to look to see business across the spectrum, which would be those emerging bankers where we can give them a warehouse line. They’re a broker that wants to move to a banker.

Also being able to do closed loan correspondent business and also be able to do open broker business, which expands our footprint in terms of the available amount of salespeople pretty rapidly across all of the channels. So we are in the midst of finalizing the technology on that; that to be rolled out in the next 45 to 60 days, and we are going to be moving towards a bigger network of a sales organization to be able to cater to all the B2B customers.

Dwight Carlton  - UBS - Analyst

Now you also mentioned some M&A activities and trying to get a better footprint in certain regions. Can you comment on what type of things you are looking to acquire and where?

Joe Tomkinson  - Impac Mortgage Holdings, Inc. - Chairman and CEO

Well, without giving anything away that we can’t give away, we are looking at an East Coast base purchase money originator. We are in the, I guess you would say the final throes of the acquisition and — wait a minute, I’ve to look at my general counsel. Did I say something wrong? Everybody rolls their eyes. Every time I open up my mouth, I get in trouble after I get off the phone here.

But we are in the final throes of that and we think there is a huge opportunity in the consumer finance business. And Bill and I and this group here, we have always been contra investors. When everybody is walking away from something, we tend to open up our eyes and take a closer look at it and say where is the opportunity. We have found a very, very good opportunity, and we are in the final negotiations of that one, also.

Well, I got those rolled eyes again. But we feel very good, even though the interest rate environment is somewhat negative right now. For us and the way we positioned ourselves with the alt QM business —.

Bill Ashmore  - Impac Mortgage Holdings, Inc. - President and COO

And the servicing portfolio.

Joe Tomkinson  - Impac Mortgage Holdings, Inc. - Chairman and CEO

— and the servicing portfolio, we feel very good about 2017. Everybody looks at volume as an indicator, and I have never ever looked at volume. Somebody asked me — well, I’ve been doing this — Bill and I and this group have been doing this together for damn near 30 years, and we have gone through every environment that you can think of. And it is not volume; it is profitability, and it is managing your portfolio.

So if you start putting too much emphasis on the volumes, then you are emphasizing the wrong things. The volumes we said in the fourth quarter, as I said in my prepared remarks, hey, the volumes are going to go down. Now as long as I have been doing this, they have gone down in the fourth quarter of every year. So there is no surprise.

But for some reason, everybody is always surprised that the volumes go down. And then when interest rates begin to tick up, everyone is surprised that the volumes go down. Well, that is the nature of the business and that is why I tell people, I said, we manage the business through different cycles. And if you take a look at volume, there’s three components to volume. And depending upon what kind of market you are in, one component takes precedent over the other. And it’s product, service and price.

Right now with the rising interest rate environment, we have a product; we have it priced properly. And as Bill mentioned, we have a system in place to better service the customers that need that product. So we don’t look at volumes as a real indicator. So I hope that helps you.

Dwight Carlton  - UBS - Analyst

It does. One other final question here. I seem to remember — I’ve followed you guys and known you guys for a long time. In the past, I want to say about a year ago, one of these conference calls, I believe I remember you guys saying that you were kind of shying away from consumer lending. I don’t know if I am correct on that, but you were looking at it and then sort of changed your mind. If that is the case, what changed your mind?

Joe Tomkinson  - Impac Mortgage Holdings, Inc. - Chairman and CEO

Well, good question. First of all. the consumer, the whole idea of the consumer business is you have to have liquidity in the marketplace. And when the marketplace walked away from it, the liquidity, it sort of dried up. But we felt that was — for us at the time, it wasn’t the right time to get involved in it. Not because the loans were bad, it’s just because the liquidity that we saw earlier had somewhat dried up.

That Bill and I have been talking to a number of investors that have the same outlook as us that the product, the consumer lending is a good product if it is done properly. In the last couple of years, it hasn’t been done properly. So we couldn’t find a platform that we agreed with and that was originating the loans properly.

Now we think we have found someone in a platform that does a good job and does it properly. In other words, you have to make good loans and they have to be fair to the consumer, and they have to be profitable for the secondary market. So that is for the last year what we have been working on. Does that help?

Dwight Carlton  - UBS - Analyst

That does. What type of consumer lending specifically are you talking about here? Car financing?

Joe Tomkinson  - Impac Mortgage Holdings, Inc. - Chairman and CEO

Prime credit.

Dwight Carlton  - UBS - Analyst

Okay.

Joe Tomkinson  - Impac Mortgage Holdings, Inc. - Chairman and CEO

I’m not talking about subprime at all.

Dwight Carlton  - UBS - Analyst

Okay. Thank you very much.

Operator

Chase Basta, AWH Capital.

Chase Basta  - AWH Capital - Analyst

I’m not sure what happened earlier. I was still on the line, but anyway my question is on gain on sale margins. And I wanted to see if you guys could give some commentary on kind of what your outlook is for first quarter in 2017 relative to 2016. Kind of just based on what you are seeing in primary, secondary spreads in the higher interest rate environment.

Joe Tomkinson  - Impac Mortgage Holdings, Inc. - Chairman and CEO

Well, I don’t know. I think you missed my whole diatribe on interest rates. When did you rejoin us?

Chase Basta  - AWH Capital - Analyst

I was on the call the whole time. So I am just curious, gain on sale margins through the year, if you guys have any perspective on that. I mean, I heard your perspective on interest rates and that (multiple speakers).

Joe Tomkinson  - Impac Mortgage Holdings, Inc. - Chairman and CEO

And volumes. Well, I will give you just — and Bill is going to have some comments. Let me just kind of give you an idea. On the nonconforming loans or the nonagency, the alt QM, whatever you want to call it, the margins are significantly higher than the conforming. I will give you kind of a thumbnail sketch. If we do one loan —

Bill Ashmore  - Impac Mortgage Holdings, Inc. - President and COO

Business to business.

Joe Tomkinson  - Impac Mortgage Holdings, Inc. - Chairman and CEO

yes, business to business, it’s three times as profitable as a conforming loan. Does that help you?

Chase Basta  - AWH Capital - Analyst

Yes.

Joe Tomkinson  - Impac Mortgage Holdings, Inc. - Chairman and CEO

Bill, you got some color?

Bill Ashmore  - Impac Mortgage Holdings, Inc. - President and COO

You have to remember, in terms of the market we are moving into. So you are going to have a different mix of business. So instead of having a 25% business to business and 75% retail, you are going to get a higher percentage of business to business. But the business-to-business margins as we do more and more higher percentage of nonagency, you are going to see their margins expand.

And because the CashCall margins are moving towards a higher percentage of FHA and a percentage of non-QM, those margins are fairly consistent with what they saw last year. So I think the margins for retail will — even though the volumes will be down, I think the margins will still be relatively intact.

I think in terms of business to business as we do higher percentages of the FHA and also the non-QM, you are going to see those margins increase. And one of the reasons is that even though there is a limited premium available for the non-QM loans in the secondary market, the origination of that loan is not consistent with what has been done over the last years. It is not a no-cost loan to the borrower.

The borrower is coming into that loan with somewhere between 1 to 1.5 points plus some costs for closing, where what has happened over the last several years on agency and government loans is that because there’s so much premium in those loans, you are able to do essentially a no-cost or a no-point loan.

So the actual origination dynamics for what is going on moving into this nonagency market is going to be different than what we have seen over the last couple of years. So hopefully that does answer the question.

Chase Basta  - AWH Capital - Analyst

Yes, that is helpful. You guys have talked about non-QM quite a bit being a growth driver in 2017. Can you remind us how much in non-QM originations you had in 2016?

Bill Ashmore  - Impac Mortgage Holdings, Inc. - President and COO

Not off the top of my head. You know what, I don’t remember.

Chase Basta  - AWH Capital - Analyst

Okay. All right.

Joe Tomkinson  - Impac Mortgage Holdings, Inc. - Chairman and CEO

Chase, we can get it for you. It is not a problem. Justin is going to get it here, all right?

Chase Basta  - AWH Capital - Analyst

Okay, that sounds good. Just one question, I guess, while we wait. Do you guys know yet what you expect to pay CashCall for their earnout payment based on Q4 performance?

Joe Tomkinson  - Impac Mortgage Holdings, Inc. - Chairman and CEO

No.

Bill Ashmore  - Impac Mortgage Holdings, Inc. - President and COO

Was it about $300 million? About $300 million for non-QM for 2016. We are obviously on a run rate that is going to be significantly greater than that for 2017.

Chase Basta  - AWH Capital - Analyst

Got you, okay. And then last question is, a few calls ago you guys were talking about opportunity to expand CashCall into other states around the country. Can you just kind of update us on your progress there and where all you are running ad campaigns?

Bill Ashmore  - Impac Mortgage Holdings, Inc. - President and COO

The ad campaigns are targeted from our Internet, from the mailings, and then also we do nationwide cable, is that we try and stay within those states that offer higher loan balances and have lower cost title and escrow, other ancillary costs. And moving to other states, we want to be very selective.

So the other states we are moving into are going to be more of sticking with the Western states and then also the Eastern mid-Atlantic states. We probably will do some in Texas, but kind of trying to stick with those states. It is — the middle of the US becomes a little bit problematic except for pockets because the loan balances are so low. So they try to concentrate on the higher loan balances.

Chase Basta  - AWH Capital - Analyst

Okay. Thanks, guys.

Operator

(Operator Instructions) At this time, I’m showing no further questions. I would like to turn the call back over to the Company for closing remarks.

Joe Tomkinson  - Impac Mortgage Holdings, Inc. - Chairman and CEO

Well, we have no more closing remarks, no other remarks. So we appreciate everyone’s participation in the call and look forward to the next earnings call. So thank you, everyone. Bye.

Operator

Ladies and gentlemen, thank you for your participation in today’s conference. This does conclude the program and you may now disconnect. Everyone have a great day.

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